MODIFICATION OF LOAN AGREEMENT

THIS MODIFICATION OF LOAN AGREEMENT (this “Modification”) is effective as of the 19th day of May, 2022, by and between WILDERMUTH FUND, a Delaware statutory trust (herein referred to as "Borrower") and RENASANT BANK (hereinafter referred to as "Bank").

Statement of Facts

Lender and Borrower are parties to that certain Loan Agreement, dated as of January 26, 2022 (the “Loan Agreement”), pursuant to which Lender has agreed to make one or more loans from time to time to the Borrower in accordance with the terms and conditions thereof. Lender and Borrower desire to modify the Loan Agreement in certain respects in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender do hereby agree that all capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement (except as otherwise expressly defined or limited herein) and do hereby further agree as follows:

Statement of Terms

1. Amendment(s) of Loan Agreement. Subject to the fulfillment of the conditions precedent to the effectiveness of this Modification which are set forth below, the Loan Agreement shall be amended from and after the date of this Modification as follows:

(a) Section 5.01 of the Loan Agreement, Financial Statements and Notices, is amended to by deleting subsection (c) thereof in its entirety and inserting the following in place and in lieu thereof:

“(c) monthly asset holdings reports and monthly borrowing base certificate on Lender’s approved form showing the current value of the securities pledged for the Loan, including without limitation, details of the various investments holdings with a “time to liquidity” identified for each security. Advance rates will be determined based on the following: 1 day = 90%; 1 year and less = 80%; Over 1 year and less than 2 years = 50%; Over 2 years = 30%;”

(b) Section 5.12 of the Loan Agreement, Financial Covenants, is amended to add subsection (d) as follows:

“(d) Wildermuth Endowment Fund’s net asset value must exceed $20,000.00, tested on a quarterly basis.” change the definition of Note to refer to the Modification of Note dated as of even date herewith increasing the maximum principal loan amount of $2,500,000.00 and extending the Maturity Date to March 31, 2027.

2. No Other Amendments. Except for the amendment(s) expressly set forth and referred to in Section 1, above, the Loan Agreement shall remain unchanged and in full force and effect. Nothing in this Modification is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Borrower’s indebtedness or other indebtedness to the Lender under or in connection with the Loan Agreement (collectively, the “Obligations”) or to modify, affect or impair the perfection or continuity of Lender’s security interests in, security titles to or other liens on any collateral for the Obligations.

3. Representations and Warranties. To induce Lender to enter into this Modification, the Borrower does hereby warrant, represent and covenant to Lender that: (a) each representation or warranty of the Borrower set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), and no Default or Event of Default has occurred and is continuing as of the date of this Modification under the Loan Agreement as amended by this Modification and (b) Borrower has the power and is duly authorized to enter into, deliver and perform this Modification and this Modification is the legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms.

4. Conditions Precedent to Effectiveness of this Modification. The effectiveness of this Modification and the amendment(s) provided in Section 1, above, are subject to the truth and accuracy in all material respects of the representations and warranties of the Borrower contained in Section 3, above, and to the fulfillment of the following additional conditions precedent: (a) Lender shall have received one or more counterparts of this Modification duly executed and delivered by the Borrower.

5. Counterparts. This Modification may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

6. Governing Law. This modification shall be governed by, and construed in accordance with, the internal laws of the State of Georgia applicable to contracts made and performed in such state.

7. Entire Agreement. The Loan Agreement as amended from time to time and by this Modification embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, related to the subject matter hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

WILDERMUTH FUND, a ,
Delaware statutory trust

By:	/s/ Daniel Wildermuth
Daniel Wildermuth, President

(CORPORATE SEAL)

Signatures continued on following page

Signature Page to Modification of Promissory Note

LENDER:

RENASANT BANK

By:	/s/ Chris Braun
Chris Braun, Senior Vice President